EXHIBIT 99

                           NATIONAL FUEL GAS COMPANY
                       CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                          Twelve Months Ended
                                                              December 31,
                                                           1993          1992
                                                         (Thousands of Dollars)

INCOME
Operating Revenues                                      $1,036,294     $942,238

Operating Expenses
   Purchased Gas                                           419,149      378,926
   Operation Expense                                       260,476      244,650
   Maintenance                                              23,871       23,187
   Property, Franchise and Other Taxes                      96,091       90,406
   Depreciation, Depletion and Amortization                 70,772       58,410
   Income Taxes - Net                                       43,358       34,353
                                                           913,717      829,932

Operating Income                                           122,577      112,306
Other Income                                                 4,363        5,064
Income Before Interest Charges                             126,940      117,370

Interest Charges
   Interest on Long-Term Debt                               37,320       39,353
   Other Interest                                           12,544       18,746
                                                            49,864       58,099

Income Before Cumulative Effect                             77,076       59,271
Cumulative Effect of Change
 in Accounting for Income Taxes                              3,826            -

Net Income Available for Common Stock                     $ 80,902     $ 59,271

Earnings Per Common Share
Income Before Cumulative Effect                              $2.16        $1.86
Cumulative Effect of Change
 in Accounting for Income Taxes                                .11            -

Net Income Available for Common Stock                        $2.27        $1.86

Weighted Average Common Shares Outstanding              35,655,517   31,881,532